EXHIBIT 99.1
                                                        ------------
                        JOHN B. SANFILIPPO & SON, INC.
                                 NEWS RELEASE


COMPANY CONTACT:  Michael J. Valentine
                  Executive Vice President Finance and Chief
                    Financial Officer
                  847-871-6509


FOR IMMEDIATE RELEASE
TUESDAY, JANUARY 27, 2004


                   Second Quarter Net Sales Increase 6.8%

                  Second Quarter Net Income Declines 38.5%


Elk Grove Village, IL, January 27, 2005 -- John B. Sanfilippo & Son, Inc. (Nasdaq: JBSS) today announced operating results for its fiscal 2005 second quarter.
Net income for the current quarter was approximately $6.4 million, or $.60 per share diluted, compared to approximately $10.4 million, or $1.09 per share diluted for the second quarter of fiscal 2004. Current year to date net income was approximately $9.0 million or $.84 per share diluted compared to approximately $17.6 million or $1.85 per share diluted for the same period in fiscal 2004.

Net sales grew to approximately $183.0 million in the second quarter of fiscal 2005 from net sales of approximately $171.4 million in the second quarter of fiscal 2004. The increase in net sales was attributable to sizeable gains in the industrial, food service, contract packaging and export distribution channels. Net sales declined slightly in the consumer distribution channel during the second quarter primarily as a result of lower promotional activity for Fisher peanut products at a major
customer.   The net sales increase during the current quarter was mainly attributable to higher average selling prices as total unit volume was relatively unchanged compared to fiscal 2004. For the first two quarters of fiscal 2005, net sales increased to $317.7 million from $296.2 million for the first two quarters of fiscal 2004.

The gross profit, as a percentage of net sales, fell from 19.2% for the second quarter of fiscal 2004 to 13.7% for the current quarter. The current second quarter gross profit, as a percentage of net sales, declined in the consumer, food service and industrial channels when compared to the gross margin in these distribution channels for the second quarter of fiscal 2004 primarily because of significantly higher tree nut costs. Year to date gross profit, as a percentage of net sales, fell from 19.7% in fiscal 2004 to 13.2% also mainly due to higher tree nut costs.

Selling and administrative expenses for the current quarter declined by approximately 5.9% from those expenses reported for the second quarter of fiscal 2004 predominantly as a result of lower incentive compensation costs. As a percentage of net sales, selling and administrative expenses were 7.7% in the second quarter of fiscal 2005 and 8.8% in the second quarter of fiscal 2004. The current fiscal year to date selling and administrative expenses, as a percentage of net sales, decreased from 9.4% for the fiscal year to date in 2004 to 8.4%, also predominantly as a result of lower incentive compensation costs.

For the second quarter of fiscal 2005, operating income was 5.9% of net sales versus 10.4% of net sales for the second quarter of fiscal 2004. Current year to date operating income was 4.8% of net sales compared to operating income of 10.3% of net sales for the same period in fiscal 2004.

Interest expense for the second quarter of fiscal 2005 was approximately $416,000 compared to approximately $855,000 for the second quarter of fiscal 2004. Interest expense for the current year to date period was approximately $727,000 versus approximately $1.9 million for the first two quarters of fiscal 2004. Lower average debt levels for both the current quarter and current year to date period versus average debt levels for the same periods in fiscal 2004 led to the reduction in interest expense. On December 16, 2004, the Company issued $65 million of senior ten year 4.67% unsecured notes to finance a portion of the Company's facility consolidation project, whereby all existing Chicago area facilities will be combined into a single location in Elgin, Illinois.

"Tree nut costs continued to increase during the second quarter, especially in the case of pecans and almonds," stated Jasper B. Sanfilippo, Chairman of the Board and Chief Executive Officer. "These increases negatively impacted our gross margins on sales made into the industrial distribution channel as a significant amount of shipments were made during the quarter in fulfillment of industrial sales contracts that were entered into over a year ago. Similarly, gross margins on sales into the consumer distribution channel declined as a result of these cost increases," added Mr. Sanfilippo. "With most of last year's industrial sales contracts fulfilled and losses recorded on remaining unshipped pecan contract balances during the quarter, gross margins in the industrial channel should improve, especially considering that new crop industrial contracting is occurring at significantly higher prices than last year's contract prices. In the consumer channel, price increases that became effective in early January should lead to improvement in gross margins in that distribution channel," Mr. Sanfilippo explained. "The potential gross margin improvement in these two channels, however, will be very dependent upon a stable tree nut market for the remainder of this year," cautioned Mr. Sanfilippo.

The statement of Jasper B. Sanfilippo in this release is forward-looking. This forward-looking statement is based on the Company's current expectations and involves risks and uncertainties. Consequently, the Company's actual results could differ materially. Among the factors that could cause results to differ materially from current expectations are:
(i) sales activity for the Company's products, including a decline in sales to one or more key customers; (ii) changes in the availability and costs of raw materials for the production of the Company's products and the impact of fixed price commitments with customers; (iii) fluctuations in the value of the Company's inventories of pecans, walnuts, almonds, peanuts or other nuts due to fluctuations in the market prices of these nuts; (iv) the Company's ability to lessen the negative impact of competitive pressures by reducing its selling prices and increasing sales volume while at the same time maintaining profit margins by reducing costs; (v) the outcome of a pending governmental antitrust investigation of a portion of the peanut shelling industry; (vi) risks and uncertainties regarding the Company's facility consolidation project; and
(vii) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company's control.

John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of shelled and in-shell nuts and extruded snacks that are sold under a variety of private labels and under the Company's Fisher, Evon's, Snack 'N Serve Nut Bowl, Sunshine Country, Flavor Tree and Texas Pride brand names. The Company also markets and distributes a diverse product line of other food and snack items.


                       JOHN B. SANFILIPPO & SON, INC.
                       ------------------------------
                   CONSOLIDATED STATEMENTS OF OPERATIONS
                   -------------------------------------
             (Dollars in thousands, except earnings per share)

                                For the Quarter Ended      For the Twenty-six Weeks Ended
                                ---------------------      ------------------------------
                                   (Unaudited)                      (Unaudited)
                             December 23,  December 25,      December 23, December 25,
                                  2004          2003              2004         2003
                             ------------  ------------      -----------  ------------
Net sales                       $183,024      $171,392         $317,669      $296,154
Cost of sales                    158,034       138,472          275,753       237,817
                               ---------     ---------        ---------     ---------
Gross profit                      24,990        32,920           41,916        58,337
                               ---------     ---------        ---------     ---------
Selling expenses                  10,908        10,966           20,756        19,921
Administrative expenses            3,260         4,090            6,013         7,932
                               ---------     ---------        ---------     ---------
                                  14,168        15,056           26,769        27,853
                               ---------     ---------        ---------     ---------
Income from operations            10,822        17,864           15,147        30,484
                               ---------     ---------        ---------     ---------
Other income (expense):
  Interest expense                  (416)         (855)            (727)       (1,850)
  Miscellaneous                      120           120              296           237
                               ---------     ---------        ---------     ---------
                                    (296)         (735)            (431)       (1,613)
                               ---------     ---------        ---------     ---------
Income before income taxes        10,526        17,129           14,716        28,871
Income tax expense                 4,105         6,681            5,739        11,260
                               ---------     ---------        ---------     ---------
Net income                        $6,421       $10,448           $8,977       $17,611
                               =========     =========        =========     =========
Basic earnings per share           $0.61         $1.12            $0.85         $1.88
                               =========     =========        =========     =========
Diluted earnings per share         $0.60         $1.09            $0.84         $1.85
                               =========     =========        =========     =========
Weighted average shares
 outstanding
  -- basic                     10,562,470    9,361,091       10,560,847     9,344,988
                               ==========    =========       ==========     =========
  -- diluted                   10,710,224    9,589,340       10,714,355     9,534,810
                               ==========    =========       ==========     =========



                      JOHN B. SANFILIPPO & SON, INC.
                      ------------------------------
                       CONSOLIDATED BALANCE SHEETS
                       ---------------------------
                          (Dollars in thousands)


                                         (Unaudited)
                                         December 23,      June 24,
                                              2004           2004
                                         ------------     ---------
ASSETS

CURRENT ASSETS:
  Cash                                      $43,438         $2,085
  Accounts receivable, net                   46,655         33,735
  Inventories                               209,766        127,459
  Deferred income taxes                       1,322          1,301
  Income taxes receivable                        --            943
  Prepaid expenses and other
   current assets                             3,107          2,103
                                          ---------       --------
                                            304,288        167,626

PROPERTIES, NET                              71,696         69,154
OTHER ASSETS                                 12,979          8,339
                                          ---------      ---------
                                           $388,963       $245,119
                                          =========      =========


                                         <Unaudited)
                                         December 23,      June 24,
                                              2004           2004
                                         ------------     ---------
LIABILITIES & STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Notes payable                             $    --         $5,269
  Current maturities of long-term debt        1,053          1,277
  Accounts payable                           89,887         16,388
  Book overdraft                             12,655          7,926
  Accrued expenses                            8,548         13,912
  Income taxes payable                        2,745             --
                                          ---------      ---------
                                            114,888         44,772
                                          ---------      ---------
LONG-TERM DEBT                               77,226         12,620
LONG-TERM DEFERRED INCOME TAXES               6,380          6,367
                                          ---------      ---------
                                             83,606         18,987
                                          ---------      ---------
STOCKHOLDERS' EQUITY:
  Class A common stock                           26             26
  Common stock                                   81             81
  Capital in excess of par value             98,980         98,848
  Retained earnings                          92,586         83,609
  Treasury stock                             (1,204)        (1,204)
                                          ---------      ---------
                                            190,469        181,360
                                          ---------      ---------
                                           $388,963       $245,119
                                          =========      =========